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                                                                    Exhibit 10.7

                              EMPLOYMENT AGREEMENT

         This Employment Agreement (the "Agreement"), effective as of December 29, 2000, is made and entered by and between Jonathan A. Sachs (the "Executive") and Nx Networks, Inc., a Delaware corporation (the "Company").

                                    AGREEMENT

         WHEREAS, the Company desires to engage the Executive to provide services pursuant to the terms of this Agreement; and

         WHEREAS, the Executive desires to provide such services to the Company pursuant to the terms of this Agreement;

         NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the parties hereto agree as follows:

         1. TERM OF EMPLOYMENT. The term of the Executive's employment under this Agreement shall commence immediately upon the execution of this Agreement and end on the second anniversary of such date (the "Term of Employment"). If the Company or the Executive does not deliver to the other party at least 60 days prior written notice that the Term of Employment shall end on the second anniversary of the date hereof, the Term of Employment shall automatically continue for an additional one-year period. At the end of such one year period, the Term of Employment shall automatically continue for successive one year terms unless either party delivers at least 60 days prior written notice that the Term of Employment shall end at the end of such one-year renewal period.

         2. DUTIES.

         (a) During the Term of Employment, the Executive shall serve as Executive Vice President of Technology and Chief Technology Officer. In such capacity, the Executive shall have such authority and duties as are generally associated with such positions and as may be assigned to him from time to time by the Board of Directors or the Chief Executive Officer.

         (b) During the Term of Employment the Executive shall devote his best efforts to the business and affairs of the Company. Nothing in this Agreement shall preclude the Executive from engaging in consulting activities, or charitable and community affairs activities, so long as such activities do not interfere with the execution of his duties and responsibilities hereunder, or from serving as a director or trustee of any other corporation, association or entity.

         3. COMPENSATION AND RELATED MATTERS.

         (a) SALARY. During the Term, the Executive shall receive a base salary (the "Base Salary") at the rate of $220,000 per annum. Such Base Salary shall be payable in accordance with the Company's policies in effect from time to time, but in any event no less frequently than monthly. The Board of Directors from time to time may increase, but not decrease, the Base Salary.


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         (b) BONUS. The Executive shall be eligible for an annual bonus in such amount as the Board of Directors may designate. Payment of any annual bonus shall be made at the same time that other senior-level executives receive their bonus but in no event later than April 1 of the year following the year to which such bonus relates. In addition, the Executive shall be eligible for quarterly bonuses in such amount as the Chief Executive Officer, in his/her sole discretion, may designate.

                  (i) STOCK OPTIONS. The Executive will be granted stock options under the Company's stock option plan (the "Stock Options") by the Company to purchase 150,000 shares of common stock, par value $0.05 per share, of the Company (the "Common Stock") at an exercise price of seventy-five cents ($.75). The shares underlying the Stock Options will be covered by a Registration Statement on Form S-8 within 30 days of the date of this Agreement. The Stock Options shall be memorialized in a separate stock option agreement, dated the date hereof, between the Company and the Executive. The Stock Options will vest quarterly commencing on the date of this Agreement over a two year period and expire on the fifth anniversary of this Agreement. The Stock Options shall be exercisable by the Executive in accordance with the terms of this Agreement and the stock option agreement; provided that Executive shall have the right to exercise the Stock Options for a period of at least 180 days after the termination of Executive's employment with the Company.

         (c) EXPENSES. The Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement and the Company shall reimburse him for all business expenses as soon as practicable after presentation of Executive's expense report incurred in connection therewith, subject to documentation in accordance with the Company's policy, provided that the Company will use its best efforts to reimburse Executive within 7 days of the submission of such reports. The Company will provide the Executive with a Company issued credit card to cover the Executive's business expenses.

         (d) CAR ALLOWANCE. The Company shall pay the Executive a car expense allowance of $500 per month, prorated for partial years.

         (e) EMPLOYEE BENEFITS. During the Term of Employment, the Executive shall be entitled to participate in or receive benefits under any and all employee benefit plans, programs and arrangements on terms no less favorable than those generally applicable to senior executives of the Company, subject to and on a basis consistent with the terms, conditions and overall administration of such employee benefit plans, programs and arrangements. The Executive shall also be eligible to participate in the Company's executive perquisites in accordance with the terms and provisions of the arrangements as in effect from time to time for the Company's senior executives.

         (f) VACATION. The Executive shall be entitled to four weeks of paid vacation for each 12-month period during the Term of Employment, which shall be taken at such times and intervals as shall be determined by the Executive, subject to the reasonable business needs of the Company. The Executive shall also be entitled to the paid holidays and other paid leave set forth in the Company's policies.

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         (g) DEDUCTIONS AND WITHHOLDINGS. All amounts payable or which become payable hereunder shall be subject to all deductions and withholding required by law.

         4. TERMINATION OF EMPLOYMENT.

         (a) TERMINATION DUE TO DEATH. In the event the Executive's employment is terminated due to his death, his estate or his beneficiaries, as the case may be, shall be entitled to and their sole remedies under this Agreement shall be:

                  (i) Base Salary through the date of death which shall be paid in a single lump sum not later than 15 days following the Executive's death;

                  (ii) the balance of any bonus awarded and earned but not paid at the time of termination, which shall be paid in a single lump sum not later than 15 days following the Executive's death; and

                  (iii) other or additional benefits then due or earned in accordance with applicable plans and programs of the Company.

         (b) TERMINATION DUE TO DISABILITY. In the event the Executive becomes Disabled (as defined below), the Company may terminate his employment upon notice to that effect. Upon such a termination, the Executive or his representative, as the case may be, shall be entitled to, and their sole remedies under this Agreement shall be:

                  (i) Base Salary through the date of termination, which shall be paid in a single lump sum not later than 15 days following such termination;

                  (ii) the balance of any bonus awarded and earned but not paid at the time of termination, which shall be paid in a single lump sum not later than 15 days following the date of termination; and

                  (iii) other or additional benefits then due or earned in accordance with applicable plans and programs of the Company.

For the purpose of this subsection, the Executive shall be deemed "Disabled" or to have a "Disability" at such time as he becomes entitled to benefits under the Company's long-term disability insurance plan as in effect from time to time.

         (c) TERMINATION BY THE COMPANY FOR CAUSE.

               (i) "Cause" shall mean:

                    (A) breach by Executive of Section 5 or 6 of this Agreement;

                    (B) conviction of the Executive for a felony or misdemeanor involving moral turpitude;

                    (C) breach by the Executive of any alcohol, drug, sexual harassment or other policy of the Company which provides for termination of employment for violation;

                    (D) repeated conscious disregard by the Executive of his obligations under this Agreement or failure to perform his functions hereunder at a level deemed acceptable to the Board of Directors after written notice by the Board of specific examples of unacceptable performance requiring improvement; or

                    (E) engagement by the Executive in conduct that constitutes gross neglect or willful gross misconduct in carrying out his duties under this Agreement.

               (ii) In the event the Company intends to terminate Executive's employment for Cause, the Company shall provide a written notice to Executive stating, with specificity, the alleged Cause of the termination. The Executive shall have thirty (30) days from receipt of such notice to cure the alleged Cause, provided that such Cause is of the type that is curable by an action of the Executive. The Company shall not terminate the Executive's employment for Cause until the Executive has been provided a reasonable opportunity to appear before a meeting at which a quorum of the Board of Directors of the Company is present to present any disputes the Executive may have with the allegations set forth in the notice. Any dispute between the Executive and the Company regarding the Cause of Executive's termination and whether such Cause is curable shall be settled in an arbitration pursuant to Section 8 of this Agreement. In the event the Company terminates the Executive's employment for Cause, he shall be entitled to and his sole remedies under this Agreement shall be:

                    (A) Base Salary through the date of the termination of his employment for Cause, which shall be paid in a single lump sum not later than 15 days following the Executive's termination of employment (or, if sooner, as may be required by state law);

                    (B) the balance of any bonus awarded and earned but not paid at the time of termination, which shall be paid in a single lump sum not later than 15 days following the date of termination (or, if sooner, as may be required by state law); and

                    (C) other or additional benefits then due or earned in accordance with applicable plans or programs of the Company.

         (d) TERMINATION WITHOUT CAUSE OR CONSTRUCTIVE TERMINATION WITHOUT CAUSE. In the event the Executive's employment with the Company is terminated without Cause (which termination, called a Termination Without Cause (defined below), shall be effective as of the date specified by the Company in a written notice to the Executive), or in the event there is a Constructive Termination

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Without Cause (defined below), the Executive shall be entitled to and his sole remedies under this Agreement shall be:

                  (i) Base Salary through the date of termination of the Executive's employment, which shall be paid in a single lump sum not later than 15 days following the Executive's termination of employment (or, if sooner, as may be required by state law);

                  (ii) Base Salary, at the annualized rate in effect on the date of termination of the Executive's employment for a period equal to the lesser of twelve months or the remaining then current Term of Employment (the "Severance Period") payable in accordance with the Company's standard payroll practices;

                  (iii) the balance of any bonus awarded and earned but not paid at the time of termination, which shall be paid in a single lump sum not later than 15 days following the date of termination (or, if sooner, as may be required by state law);

                  (iv) continued participation in all medical and dental plans at the same benefit level at which he was participating on the date of the termination of his employment until the earlier of:

                           (A) the end of the Severance Period; or

                           (B) the date, or dates, he received equivalent coverage and benefits under the plans and programs of a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage, or benefit-by-benefit, basis);

                  provided that (x) if the Executive is precluded from continuing his participation in any employee benefit plan or program as provided in this clause (iv) of this Section 4(d), he shall receive cash payments equal on an after-tax basis to the cost to him of obtaining the benefits provided under the plan or program in which he is unable to participate for the period specified in this clause (iv) of this Section 4(d), (y) such cost shall be deemed to be the lowest cost that would be incurred by the Executive in obtaining such benefit himself on an individual basis, and (z) payment of such amounts shall be made quarterly in advance;

                   (v) All Stock Options which are scheduled to vest during the Severance Period will immediately vest and be exercisable for a period of 180 days or the Severence Period, whichever is greater; and

                    (vi) other or additional benefits then due or earned in accordance with applicable plans and programs of the Company.

         For the purpose of clarity, it is agreed that any termination related to Executive's death or Disability is covered by the preceding subsections of this Section 4, and not by this Section 4(d).

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         "Termination Without Cause" shall mean the Executive's employment is terminated by the Company for any reason other than Cause (as defined in Section 4(c)) or due to death or Disability.

         "Constructive Termination Without Cause" shall mean a termination of the Executive's employment at his initiative as provided in this Section 4(d) following the occurrence, without the Executive's written consent, of one or more of the following events (except as a result of a prior termination):

                    (A) a material diminution or change, adverse to Executive, in Executive's positions, titles, or offices as set forth in
                    Section 2;

                    (B) an assignment of any duties to the Executive which are inconsistent with his status as Executive Vice President of Technology and Chief Technology Officer;

                    (C) any other failure by the Company to perform any material obligation under, or breach by the Company of any material provision of, this Agreement that is not cured within 10 days;

                    (D) any failure to secure the agreement of any successor corporation or other entity to the Company to fully assume the Company's obligations under this Agreement;

                    (E) relocation of the Executive's principal place of business outside of the Minneapolis/St. Paul, Minnesota metropolitan area.

         (e) TERMINATION FOLLOWING NON-RENEWAL. In the event that either party notifies the other in writing at least 60 days prior to the expiration of the then current Term of Employment that such party is electing to terminate this Agreement at the expiration of the then current Term of Employment and the Executive's employment terminates upon such expiration, whether at the Company's initiative or the Executive's initiative, the Executive shall be entitled to:

                  (i) Base Salary through the date of termination of the Executive's employment, which shall be paid in a single lump sum not later than 15 days following such termination (or, if sooner, as may be required by state law);

                  (ii) the balance of any bonus awarded and earned but not paid at the time of termination, which shall be paid in a single lump sum not later than 15 days following the date of termination (or, if sooner, as may be required by state law); and

                  (iii) other or additional benefits then due or earned in accordance with applicable plans and programs of the Company.

         (f) VOLUNTARY TERMINATION. In the event of a termination of employment by the Executive on his own initiative, other than a termination due to death, Disability or a Constructive Termination Without Cause, the Executive shall have

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the same entitlements as provided in Sections 4(c)(ii)(A) through and including
Section 4(c)(ii)(C) above for a Termination for Cause. A voluntary termination under this Section 4(f) shall be effective immediately and shall not be deemed a breach of this Agreement.

         (g) NO MITIGATION, NO OFFSET. In the event of any termination of employment under this Section 4, the Executive shall be under no obligation to seek other employment; amounts due the Executive under this Agreement shall not be offset by any remuneration attributable to any subsequent employment that he may obtain.

         (h) NATURE OF PAYMENTS. Any amounts due under this Section 4 are in the nature of severance payments considered to be reasonable by the Company and are not in the nature of a penalty.

         5. CONFIDENTIALITY.

         (a) During the Term of Employment and for five years thereafter, the Executive shall not, without the prior written consent of the Company, disclose to anyone (except in good faith in the ordinary course of business to a person who will be advised by the Executive to keep such information confidential) or make use of any Confidential Information (as defined below) except in the performance of his duties hereunder or when required to do so by legal process, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) that requires him to divulge, disclose or make accessible such information. In the event that the Executive is so ordered, he shall give prompt written notice to the Company in order to allow the Company the opportunity to object to or otherwise resist such order.

         (b) "Confidential Information" shall mean all information concerning the business of the Company or any subsidiary relating to any of their products, product development, trade secrets, customers, suppliers, finances, and business plans and strategies. Excluded from the definition of Confidential Information is information (i) that is or becomes part of the public domain, other than through the breach of this Agreement by the Executive, (ii) regarding the Company's business or industry properly acquired by the Executive in the course of his career as an executive in the Company's industry and independent of the Executive's employment by the Company, (iii) that becomes available to the Executive on a non-confidential basis from a source other than the Company, provided that such source is not known by the Executive to be subject to a confidentiality agreement or other obligation of secrecy or confidentiality (whether pursuant to a contract, legal or fiduciary obligation or duty or otherwise) to the Company or any other person or entity or (iv) approved for release by the Company or which the Company makes generally available to third parties without an obligation of confidentiality. For this purpose, information known or available generally within the trade or industry of the Company or any subsidiary shall be deemed to be known or available to the public.

         6. NON-COMPETITION; NON-SOLICITATION. The Executive acknowledges that his employment with the Company will, of necessity, provide him with specialized, unique knowledge and confidential information and that, in light of the competitive nature of the Company's business, the Company could be harmed if such knowledge and information were used in competition with the Company. The Executive further acknowledges that the Company would not enter into this

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Agreement and undertake the substantial obligations under this Agreement without the Executive's agreement to the following provisions of this Section 6:

         (a) During the Restriction Period (as defined below) he will not, directly or indirectly, as an officer, director, stockholder, partner, associate, employee, consultant, owner, agent, co-venturer or otherwise, become or be interested in or be associated with any other corporation, firm or business engaged in the manufacture, marketing or sale of products which directly compete with products of the Company as such products are sold by the Company or documented in writing as under development by the Company prior to the date of termination of the Executive's employment with the Company. The Executive's ownership, directly or indirectly, of not more than five percent (5%) of the issued and outstanding stock of any corporation or other entity, the shares of which are traded on a national securities exchange or the Nasdaq Stock Market, shall not in any event be deemed to be a violation of the provisions of this Section 6(a).

         (b) During the Restriction Period, the Executive shall not call upon, solicit, divert or take away, or attempt to call upon, solicit, divert or take away, business of a type the same or similar to the business as conducted by the Company prior to the date of termination of the Executive's employment with the Company from any of the customers of the Company upon whom he called or whom he solicited or to whom he catered or with whom he became acquainted after entering the employ of the Company.

         (c) The Executive acknowledges and agrees that during the time of his employment with the Company, he will gain valuable information about the identity, qualifications and on-going performance of the employees of the Company. During the six-month period after the termination of the Executive's employment with the Company for any reason, the Executive shall not (i) hire, employ, offer employment to, or seek to hire, employ or offer employment to, any of the Company's senior level employees with whom he had contact prior to such termination of employment or (ii) solicit or encourage any such senior level employee to seek or accept employment with any other person or entity.

         (d) The Executive represents and warrants that the knowledge, skills and abilities he currently possesses are sufficient to permit him, in the event of his termination of employment hereunder for any reason, to earn a livelihood satisfactory to himself without violating any provision of this Agreement.

         (e) For the purposes of this Section 6, "Restriction Period" shall mean the period beginning on the date hereof and ending with:

               (i) in the case of a termination of the Executive's employment pursuant to Section 4(c) above, the first anniversary of such termination;

               (ii) in the case the Executive terminates his employment pursuant to Section 4(f) above, the first anniversary of such termination;

               (iii) in the case of a termination of the Executive's employment pursuant to Section 4(d) above, the end of the Severance Period or the date upon which the Executive forfeits his

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                    rights to receive payments of Base Salary pursuant to
                    Section 4(d)(ii), whichever occurs first;

               (iv) in the case of a termination of the employment pursuant to
                    Section 4(e) above, the date of such termination; PROVIDED, HOWEVER, that within 10 days after the Executive announces that he will not renew his employment hereunder at the end of the then current Term of Employment the Company may notify the Executive that it will cause the Restriction Period to be six months and, in consideration for such period, the Company will pay to the Executive the amounts specified in Section 4(e) above plus the following:

                           (A) continued participation in all medical and dental plans at the same benefit level at which he was participating on the date of the termination of his employment until the earlier of:

                                  a.  the end of the Restriction Period; or

                                  b. the date, or dates, he received equivalent coverage and benefits under the plans and programs of a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage, or benefit-by-benefit, basis);

                           provided that (x) if the Executive is precluded from continuing his participation in any employee benefit plan or program as provided in this clause (iv) of this Section 4(e), he shall receive cash payments equal on an after-tax basis to the cost to him of obtaining the benefits provided under the plan or program in which he is unable to participate for the period specified in this clause (iv) of this Section 4(e), (y) such cost shall be deemed to be the lowest cost that would be incurred by the Executive in obtaining such benefit himself on an individual basis, and (z) payment of such amounts shall be made quarterly in advance; and

                           (B) Base Salary, at the annualized rate in effect on the date of the Company's notice, through the end of the Restriction Period, payable in accordance with the Company's standard payroll practices.

         Provided that all applicable Restriction Periods shall end on the date that the Company fails to make any payments due to the Executive under Section 4 or Section 6 of this Agreement.

         7. REMEDIES. In addition to whatever other rights and remedies the Company may have at equity or in law, if the Executive breaches any of the provisions contain in Sections 5 or 6 above, the Company (a) shall have the right to immediately terminate all payments and benefits due under this Agreement and (b) shall have the right to seek injunctive relief. The Executive acknowledges that such a breach would cause irreparable injury and that money damages would not provide an adequate remedy for the Company.

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         8. RESOLUTION OF DISPUTES. Any disputes arising under or in connection with this Agreement shall be resolved by binding arbitration, to be held in Washington, D.C. in accordance with the rules and procedures of the American Arbitration Association, except that disputes arising under or in connection with Sections 5 and 6 above shall be submitted to a court of appropriate jurisdiction. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Each party shall bear his or its own costs of the arbitration or litigation, including, without limitation, attorneys' fees. Pending the resolution of any arbitration or court proceeding, the Company shall continue payment of all amounts and benefits due the Executive under this Agreement.

         9. INDEMNIFICATION.

         (a) The Company agrees that if the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he is or was a director, officer, agent, consultant or employee of the Company or any subsidiary or is or was serving at the request of the Company or any subsidiary as a director, officer, member, employee, consultant or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Executive's alleged action in an official capacity while serving as a director, officer, member, employee, consultant or agent, the Executive shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company's certificate of incorporation or bylaws or resolutions of the Company's Board of Directors or, if greater, by the laws of the State of Delaware, against all cost, expense, liability and loss (including, without limitation, attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if he has ceased to be a director, member, officer, employee, consultant or agent of the Company or other entity and shall inure to the benefit of the Executive's spouse, heirs, executors and administrators. The Company shall advance to the Executive all reasonable costs and expenses incurred by him in connection with a Proceeding within 20 days after receipt by the Company of a written request for such advance. Such request shall include an undertaking by the Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses.

         (b) Neither the failure of the Company (including its board of directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of any proceeding concerning payment of amounts claimed by the Executive under Section 9(a) above that indemnification of the Executive is proper because he has met the applicable standard of conduct, nor a determination by the Company (including its board of directors, independent legal counsel or stockholders) that the Executive has not met such applicable standard of conduct, shall create a presumption that the Executive has not met the applicable standard of conduct.

         (c) The Company agrees to continue and maintain a directors and officers' liability insurance policy covering the Executive to the extent the Company provides such coverage for its other executive officers.

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         10. EFFECT OF AGREEMENT ON OTHER BENEFITS. Except as specifically provided in this Agreement, the existence of this Agreement shall not be interpreted to preclude, prohibit or restrict the Executive's participation in any other employee benefit or other plans or programs in which he currently participates.

         11. RELEASE. The Company hereby releases, remises, and forever discharges the Executive of and from any and all claims, debts, demands, rights, and causes of action of whatsoever kind and nature, arising from and by reason of any and all known, foreseen, and unforeseen consequences, which the Company has or may have against the Executive, individually or in any other capacity arising from and by reason of anything whatsoever from the beginning of the world until the date of this Agreement, including, but not limited to, every liability, right, claim, debt, or cause of action asserted in or in any way arising from any agreement to which the Company and the Executive are parties.

         The Executive hereby releases, remises, and forever discharges the Company of and from any and all claims, debts, demands, rights, and causes of action of whatsoever kind and nature, arising from and by reason of any and all known, foreseen, and unforeseen consequences, which the Executive has or may have against the Company arising from and by reason of anything whatsoever from the beginning of the world until the date of this Agreement, including, but not limited to, every liability, right, claim, debt, or cause of action asserted in or in any way arising from any agreement to which the Company and the Executive are parties.

         Notwithstanding the above, the releases set forth in this Section 11 shall not affect any rights or obligations of the Company or the Executive under the Settlement Agreement among the Company, the Executive, and certain other persons of even date herewith; the Merger Agreement dated December 31, 1999 among the Company, AetherWorks Corporation and Nx1 Acquisition Corp.; the Registration Rights Agreement dated December 31, 1999 among the Company, AetherWorks Corporation and Nx1 Acquisition Corp.; the Amended and Restated Promissory Note between the Company and the Executive dated April 7, 2000, and amended of even date herewith; the Amended and Restated Pledge Agreement between the Company and the Executive dated April 7, 2000, and amended of even date herewith; or this Agreement. The releases set forth in this Section 11 shall survive the termination of this Agreement.

         12. ASSIGNABILITY; BINDING NATURE. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of the Executive) and permitted assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred in connection with the sale or transfer of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. The Company further agrees that, in the event of a sale or transfer of assets as described in the preceding sentence, it shall take whatever action it legally can in order to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of the Company hereunder. No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than his rights to compensation and benefits, which may be transferred only by will or operation of law, except as provided in Section 18 below.

         13. WARRANTY OF EXECUTIVE. As an inducement to the Company to enter into this Agreement, the Executive represents and warrants that he is not a party to any other agreement or obligation for personal services, and that there exists no impediment or restraint, contractual or otherwise, on his power, right or ability to enter into this Agreement and to perform his duties and obligations hereunder.

         14. COMPANY REPRESENTATIONS. The Company represents to the Executive that this Agreement has been duly authorized, executed and delivered by the Company and is a legal, valid and binding obligation of the Company and that the execution, delivery and performance of this Agreement by the Company will not breach or be in conflict with any agreements to which the Company is a party or by which it is bound.

         15. ENTIRE AGREEMENT. This Agreement contains the entire understanding and agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto.

         16. AMENDMENTS; WAIVERS. No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer of the Company. No waiver by either party of any breach by the other party of any condition or provision contained in this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or an authorized officer of the Company, as the case may be. No failure to exercise and no delay in exercising any right, remedy or power hereunder shall preclude any other or further exercise of any other right, remedy or power provided herein or by law or in equity.

         17. SEVERABILITY OF PROVISIONS. In the event that any provision or any portion thereof should ever be adjudicated by a court of competent jurisdiction to exceed the time or other limitations permitted by applicable law, as determined by such court in such action, then such provisions shall be deemed reformed to the maximum time or other limitations permitted by applicable law, the parties hereby acknowledging their desire that in such event such action be taken. In addition to the above, the provisions of this Agreement are severable, and the invalidity or unenforceability of any provision or provisions of this Agreement or portions thereof shall not affect the validity or enforceability of any other provision, or portion of this Agreement, which shall remain in full force and effect as if executed with the unenforceable or invalid provision or portion thereof eliminated. Notwithstanding the foregoing, the parties hereto affirmatively represent, acknowledge and agree that it is their intention that this Agreement and each of its provisions are enforceable in accordance with their terms and expressly agree not to challenge the validity or enforceability of this Agreement or any of its provisions, or portions or aspects thereof, in the future. The parties hereto are expressly relying upon this representation, acknowledgment and agreement in determining to enter into this Agreement.

         18. BENEFICIARIES/REFERENCES. The Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive's death by giving the Company written notice thereof. In the event of the Executive's death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

         19. GOVERNING LAW. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the Commonwealth of Virginia without reference to principles of conflict of laws. The parties hereby irrevocably consent to the service of any and all process in any action or proceeding arising out of or relating to this Agreement by the mailing of copies of such process to the parties at the address specified in Section 20 hereof.

         20. NOTICES. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method upon receipt of telephonic or electronic confirmation; the day after it is sent, if sent for next day delivery to a domestic address by a recognized overnight delivery service (E.G., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to the Company c/o the Board of Directors at the Company's principal executive offices and to the Executive at his last known permanent address, or to such other place as either party may designate as to itself or himself by written notice to the other.

         21. LEGAL FEES. Promptly after execution of this Agreement, the Company shall reimburse the Executive for reasonable attorneys' fees and costs in amounts up to $10,000 incurred by the Executive in connection with the negotiation and execution of this Agreement and related Agreements.

         22. HEADINGS. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

         23. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement.

                         (SIGNATURES ON FOLLOWING PAGE)

                              AMENDED AND RESTATED
                                 PROMISSORY NOTE

$1,000,000.00                                                    APRIL 7, 2000
                                                     AMENDED DECEMBER 29, 2000



      FOR VALUE RECEIVED, JONATHAN A. SACHS, an individual with offices at 445 Minnesota Street, Suite 2400, St. Paul, Minnesota 55101 ("Maker"), promises to pay to the order of Nx NETWORKS, INC., a Delaware corporation having an address at 13575 Dulles Technology Drive, Herndon, Virginia 21071, or its successors or assigns ("Payee"), at its offices or at such other place as Payee or other legal holder hereof may, from time to time, designate, the principal sum of ONE MILLION AND NO/100 DOLLARS ($1,000,000.00) as provided herein, together with interest accrued from April 7, 2000 on the outstanding principal amount thereof at the simple rate of 9.0% per annum.

      All amounts owing under this Note, if not sooner paid, shall be due and payable on May 15, 2003. If Payee has fully performed all obligations under the Settlement Agreement among Payee, Maker, and certain other persons dated December 29, 2000, the Maker shall be required to prepay this Note on or before either (i) the 60th day after the closing market price per share of the Payee's common stock on the Nasdaq Stock Market has been $10.00 or more per share for ten consecutive trading days (adjusted proportionately for stock dividends, stock splits and stock consolidations with respect to such common stock) or (ii) eighteen months after Maker voluntarily terminates his employment with the Payee pursuant to Section 4(f) of the Employment Agreement between Maker and Payee dated December 29, 2000 (the "Employment Agreement") or such employment is terminated by Payee for Cause (as "Cause" is determined in accordance with the Employment Agreement). Maker shall have the right to prepay principal and interest, in whole or in part, at any time without penalty.

      All payments received shall be applied first to any costs incurred by Payee in enforcing its rights hereunder, next to interest and then to principal.

      This Note is secured by Makers interests in Nx Networks, Inc. pursuant to the Pledge Agreement dated concurrently herewith between Maker and Payee (the "Pledge Agreement"). Liability of Maker to pay any obligation under this Note is limited to collateral held under the Pledge Agreement, and except as provided in the Pledge Agreement, the Maker shall not be liable for any deficiency resulting from such sale or liquidation of the collateral, nor shall any action or proceeding be brought by Payee against Maker to recover judgment against him upon this Note.

      Any of the following events shall constitute an "Event of Default" hereunder:

            (a) Maker shall fail to timely pay the principal and interest amount due under this Note and such failure continues for a period of ten (10) days after written notice of such failure is given to Maker by Payee.

            (b) Maker makes an assignment for the benefit of his creditors or files a petition in bankruptcy or under the Federal Bankruptcy Act or any other insolvency laws or has an involuntary petition in bankruptcy filed against him and fails to have such involuntary petition vacated or discharged within sixty (60) days from the date of filing.

            (c) A Default occurs under the Pledge Agreement, as such term is defined in the Pledge Agreement.

      If an Event of Default shall occur, Payee or any other legal holder of this Note may, at its option, give notice to Maker of Payee's intention to sell or otherwise transfer part or all of the Collateral pursuant to Sections 4 and 5 of the Pledge Agreement. Such notice shall be accompanied by a copy of this Note and shall state (i) the principal amount due, (ii) the Event of Default that has occurred and the date thereof, (iii) the portion of the Collateral Payee intends to sell or otherwise transfer and (iv) the manner in which Payee intends to sell or otherwise transfer such Collateral.

      Subject to limitations provided by the Pledge Agreement, all rights and remedies available to Payee pursuant to provisions of applicable law and otherwise are cumulative, not exclusive, and enforceable alternatively, successively and/or concurrently after default by Maker pursuant to the provisions of this Note.

      If an Event of Default shall occur, Maker waives demand, presentment, protest and notice of any kind and consents to the extension of time of payments, the release, surrender or substitution of any and all security for the obligations evidenced hereby or other indulgence with respect to this Note, all without notice.

      This Note may not be changed, modified or terminated orally, but only by an agreement in writing, signed by the party against whom the change, modification or discharge is sought.

      This Note supercedes and replaces the Promissory Note between Maker and Payee dated April 7, 2000, which Promissory Note shall be of no further force and effect as of the date of this Note.

      This Note shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia and shall be binding upon the successors, assigns, heirs, administrators and executors of Maker and inure to the benefit of Payee, its successors and assigns.

      Maker hereby irrevocably consents to the jurisdiction of the state and federal courts presiding in the Commonwealth of Virginia in connection with any action or proceeding arising out of or relating to this Note. If any terms or provisions of this Note shall be held invalid, illegal or unenforceable, the validity of all other terms and provisions hereof shall in no way be affected thereby.


                                          _____________________________________
                                          Jonathan A. Sachs
Accepted:

Nx NETWORKS, INC.

By: _______________________

Title: _______________________

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

NX NETWORKS, INC.


By:______________________________       ___________________________________
                                        Jonathan A. Sachs
Title:___________________________

                              AMENDED AND RESTATED
                             STOCK PLEDGE AGREEMENT

      AGREEMENT dated as of December 29, 2000, by and between Jonathan A. Sachs ("Pledgor") and Nx Networks, Inc. ("Nx").

      WHEREAS, Pledgor and Nx are parties to a Stock Pledge Agreement dated April 7, 2000 and such parties desire to amend the terms of such agreement;

      WHEREAS, Pledgor is the owner of shares of stock of Nx; and

      WHEREAS, Nx has loaned the sum of One Million (1,000,000) Dollars to Pledgor and, Pledgor has executed a Promissory Note in the principal amount of One Million (1,000,000) Dollars (the "Note") in favor of Nx; and

      WHEREAS, to secure payment of the Note, Pledgor has pledged shares of his stock of Nx and Pledgor has agreed to pledge his rights to acquire stock of Nx as provided herein.

      NOW, THEREFORE, in order to induce Nx to modify the terms of the loan to Pledgor evidenced by the Note, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

      Section 1. PLEDGE. Pledgor hereby pledges, hypothecates, assigns, transfers, sets over and delivers unto Nx, and grants to Nx a security interest in, (a) any and all shares of Nx capital stock that Pledgor now owns, in excess of 34,428 shares of Nx capital stock, or which Pledgor may receive as a result of exercise of the Options (defined below), (b) any shares of Nx capital stock received by Pledgor pursuant to the Settlement Agreement among Nx, Pledgor, and certain other persons dated December 29, 2000 (the "Settlement Agreement"), (together with stock described in this Section 1, clause (a), the "Shares"), (c) any and all rights to acquire Nx capital stock pursuant to options now held by the Pledgor or received by Pledgor pursuant to the Settlement Agreement, to the fullest extent provided by law (the "Options"), and (d) subject to the terms of this Agreement, any and all other property acquired upon transfer of any of the property described in the preceding clauses (a), (b) and (c), but excluding an property acquired upon transfer or in respect of, including by dividend, pursuant to capital restructuring or pursuant to the Settlement Agreement, the 34,428 shares of Nx capital stock excluded from clause (a) above (all of the foregoing property described in this sentence being the "Collateral"), in order to secure all obligations of Pledgor under the Note.

      To the extent that Pledgor holds Options to acquire capital stock of Nx, then upon exercise of such options from time to time Pledgor shall pay to Nx one-half of the proceeds of the sale of such stock to pay amounts due under the Note. Further, without limiting the provisions of other sections of this Agreement, from time to time, within 2 business days of a request of Pledgor, Nx will release certificates representing the Shares to the transfer agent for Nx' common stock to enable Pledgor to transfer such Shares, provided that any proceeds of such transfer, other than as provided in the previous sentence, shall be delivered to Nx to pay amounts due under the Note (or if such proceeds are not cash, to be held as Collateral hereunder). Unless proceeds of any such transfer are used to pay the Note off in full, no such transfer shall be made except in exchange for property having a fair market value at least equal to the Collateral to be transferred. In the event that certificates representing shares are not released and sent via overnight mail to Pledgor within 5 business days of Pledgor's request for such certificates (the "Determination Date"), Nx will indemnify Pledgor for any diminution in value of such shares from the Determination Date to the date that Pledgor actually receives such certificates.

      Section 2.  POWER OF ATTORNEY; INCOME AND VOTING RIGHTS.

      (a) Pledgor hereby irrevocably appoints Nx as Pledgor's attorney, coupled with an interest, with full power of substitution,

            (1) to arrange for the transfer of the Collateral or any part thereof into the name of Nx or into the name of Nx's nominee, in accordance with Section 4 hereof, and

            (2) for the purpose of taking any action and executing any instrument, in the name of Pledgor or otherwise, which Nx may at any time deem necessary or appropriate in order to (i) perfect its security interest in the Collateral or any part thereof, and (ii) foreclose said security interest or otherwise exercise its rights under this Agreement and in and to the Collateral.

      (b) As long as no Default, as hereinafter defined, and no event which with the giving of notice or the lapse of time or both would constitute such a Default, shall have occurred and be continuing:

            (1) Pledgor shall be entitled to exercise any and all voting and/or consensual rights and powers relating or pertaining to the Collateral or any part thereof for any purpose not inconsistent with the terms of this Agreement.

            (2) Pledgor shall be entitled to receive any and all dividends and interest on the Collateral, but any and all such dividends and interest, and any and all cash and other property received in payment therefore, shall be and become part of the Collateral pledged hereunder and, if received by Pledgor, shall be held in trust for the benefit of Nx and shall forthwith be delivered to Nx or its designated nominee (accompanied by proper instruments of assignment and/or stock or bond powers executed by Pledgor in accordance with Nx's instructions) to be held subject to the terms of this Agreement..

            (3) Nx shall execute and deliver (or cause to be executed and delivered) to Pledgor all of such proxies, powers of attorney, interest coupons and other papers as Pledgor may request for the purpose of enabling Pledgor to exercise the voting and/or consensual rights and powers of which Pledgor is entitled to exercise pursuant to (1) above.

      (c) Upon the occurrence and during the continuance of a Default hereunder, or any event which with the giving of notice or the lapse of time or both would constitute such a Default, all rights of Pledgor to exercise the voting and/or consensual rights and powers which Pledgor is entitled to exercise pursuant to
(b) (1) hereof and/or to receive the dividends and interest which Pledgor is authorized to receive pursuant to (b) (2) hereof shall cease, and all such rights shall thereupon become vested in Nx; PROVIDED HOWEVER, that Nx, as the sole further condition to the vesting pursuant to this paragraph (c) of such voting and/or consensual rights and powers of Nx, shall notify Pledgor in writing as provided in Section 4 hereof that Nx elects to exercise such rights and powers, and Nx shall have the sole and exclusive right and authority to exercise such voting and/or consensual rights and powers and/or to receive and retain the dividends and interest which Pledgor would otherwise be authorized to receive pursuant to paragraph (b)(2) hereof.

      (d) Any and all money and other property paid over to or received by Nx pursuant to the provisions of paragraph (c) above shall be retained by Nx as additional Collateral under, and be applied in accordance with, the provisions of this Agreement.

      Section 3. REPRESENTATIONS AND WARRANTIES. Pledgor represents and warrants that:

      (a) Pledgor will warrant and defend Pledgor's title to the Collateral and sole beneficial ownership thereof against all persons claiming and interest therein except Nx or any person or entity claiming through Nx.

      (b) Except for restrictions imposed by this Agreement and restrictions on public offerings and sales of securities imposed by applicable securities laws of the United States of America or any state or commonwealth thereof, there are not and will not be any restrictions upon the sale or other disposition of any of the Collateral.

      (c) Except as contemplated by paragraph (b) above, Pledgor now has and will have, without obtaining the consent of any governmental authority, stock exchange or any other person except Nx, the right to pledge, to grant a security interest in and otherwise to transfer and to dispose of the Collateral free of any liens, security interests or other encumbrances, and free of any rights or equities in favor of any other persons, except those created by this Agreement.

      (d) This Agreement is Pledgor's valid and legally binding agreement enforceable in accordance with its terms.

      (e) If at the time Pledgor is obligated to make any payment under the Note he holds options or other rights to acquire capital stock of Nx (or any other form of Collateral) that for any reason cannot be transferred to Nx, Pledgor covenants that he will take such actions, which may include (but shall not be limited to) exercising such options or other rights, necessary and appropriate to provide to Nx the value of the consideration obtained as a result thereof. If such options or other rights to acquire capital stock of Nx (or any other form of Collateral) cannot be reduced to a form of property transferable to Nx, then Pledgor shall enter into an agreement in form and substance satisfactory to Nx providing for delivery to Nx of the value of such Collateral at the earliest time the same can be transferred to Nx or reduced to a form of property transferable to Nx, even if the same is after the maturity date of the Note.

      Section 4. DEFAULTS, ETC. AND REMEDIES. Any of the following shall constitute a "Default" under this Agreement: (a) if any representation or warranty made by Pledgor in this Agreement or in any instrument, document or certificate furnished hereunder or in connection herewith shall prove to have been incorrect in any material respect at the time it was made; (b) if Pledgor fails to observe or perform in any material respect any of Pledgor's covenants, agreements, obligations and undertakings contained in this Agreement; or (c) if any "Event of Default" exists under the Note. In the event of any such Default, Nx shall be cumulatively or alternatively entitled, upon notice to Pledgor in accordance with the Note, and without necessity for legal proceedings, (i) first, to sell any or all of the Collateral other than the Options and, second, if the sale of such Collateral is not sufficient to pay the Note in full or cure any Default, to exercise its right under this Agreement with respect to Options,
(ii) to transfer to the name of, or register in the name of, Nx or its nominee, as owner rather than as secured party, any or all Collateral or (iii) a combination of (i) and (ii). In addition, and not by way of limitation of the foregoing, Nx shall have any or all remedies provided by law, including but not limited to all rights and powers of a secured party after default pursuant to the Uniform Commercial Code; provided that, except as provided below, liability of Pledgor hereunder is limited to the Collateral and in no event shall Pledgor be liable for any difference between the fair market value of the Collateral and the balance due under the Note.

      Pledgor shall have the right to freely transfer the Shares in accordance with Section 1 of this Agreement. If Pledgor transfers, encumbers or otherwise assigns Shares without complying with the provisions of Section 1, Nx shall have the right, upon 15 days notice to Pledgor, to proceed against Pledgor personally for the value of the Shares that are transferred, encumbered or otherwise assigned without complying with Section 1.

      Section 5. APPLICATION OF PROCEEDS OF SALE, ETC. The proceeds of any sale or other disposition of, or any collection of or realization on, any of the Collateral, and any cash held by Nx as part of the Collateral hereunder, shall be applied by Nx from time to time to pay:

      first: all reasonable costs, fees and expenses paid or incurred by Nx (including all amounts paid by Nx for the account of Pledgor or to Nx's agents, brokers, counsel and consultants) in connection with the exercise, protection or enforcement of Nx's rights and remedies under this Agreement and in and to the Collateral, including any and all taxes, assessments, charges and encumbrances of every kind prior to the security interest created by this Agreement which Nx may consider necessary or desirable to pay;

      second: to the payment of the entire indebtedness due Nx under the Note;

      third: the excess, if any shall be paid to Pledgor or to whomever is then legally entitled to receive the same.

      Section 6. DUTY OF NX; EXERCISE OF RIGHTS AND REMEDIES. Nx shall have no duty as to the protection of any of the Collateral or any income with respect thereto, nor as to the preservation of rights against prior parties, nor as to the preservation of any rights pertaining to any of the Collateral beyond reasonable care in its custody. Upon Default, Nx may exercise its rights and remedies in a commercially reasonable manner with respect to any of the Collateral without resort or regard to other security or sources of payment for the Pledgor's obligations.

      Section 7. TERMS SUBJECT TO APPLICABLE LAW. All rights, powers and remedies provided herein may be exercised only to the extent that the exercise thereof does not violate any applicable laws, and are intended to be limited to the extent necessary so that they will not render this Agreement invalid, unenforceable or entitled to be recorded, registered or filed under any applicable law. If any term of this Agreement or any application thereof shall be held to be invalid, illegal or unenforceable, the validity of any other terms of this Agreement or any other applications of such term shall in no way be affected thereby, provided that if the application of this Section 7 has the effect of eliminating Options from the Collateral and, upon a Default, amounts received by Nx pursuant to the exercise of Nx's rights under this Agreement with respect to Shares are insufficient to pay the Note in full, the Options shall cancel and terminate upon 120 days' written notice by Nx to the Pledgor.

      Section 8.  MISCELLANEOUS.

      (a) WAIVERS. No failure to exercise and no delay in exercising on the part of either party, any right, power or remedy under this Agreement or the Note shall operate as a waiver thereof; nor shall any single or parties' exercise of any right, power or remedy hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, power, or remedy. The failure of either party to insist upon the strict observance or enforcement of any provision of this Agreement or the Note shall not be construed as a waiver or relinquishment of such provision. Any waiver of any right, power, remedy, term or condition contained herein shall only be effective if it is in writing and signed by both parties.

      (b) SURVIVAL OF AGREEMENTS, ETC. All representations, warranties, covenants and agreements made by Pledgor in this Agreement or in any instrument, document or certificate furnished hereunder or in connection herewith shall be deemed to have been relied upon by Nx, notwithstanding any investigation heretofore or hereafter made by Nx, and shall survive the delivery of this Agreement, the Collateral and the incurrence of any obligations.

      (c) NOTICES. All notices, requests, demands and other communications under this Agreement, or in respect hereof, shall be in writing and shall be hand delivered or mailed by first-class certified mail, postage prepaid, to the respective parties hereto addressed as follows:

      if to Pledgor, to:

            Jonathan A. Sachs
            445 Minnesota Street, Suite 2400
            St. Paul, Minnesota 55101
      if to Nx, to:

            Nx Networks, Inc.
            13575 Dulles Technology Drive
            Herndon,Virginia 20171
            Attention: Chief Financial Officer

or to such other person or address, as to either party hereto, as such party shall designate in a written notice to the other party hereto.

      (d) TERMINATION. This Agreement shall terminate and be of no further effect at such time as the Note is paid in full.

      (e) AMENDMENTS. This Agreement may only be amended by a writing executed by Pledgor and Nx.

      (f) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

      (g) FURTHER ASSURANCES. Pledgor agrees to cooperate with Nx and to execute and deliver, or cause to be executed and delivered, all such other papers and to take all such other actions as Nx may request from time to time in order to carry out the provisions and purposes of this Agreement. Without limiting the foregoing, Pledgor agrees that all securities constituting Collateral shall at all times be in such form that Nx may sell, transfer, or otherwise dispose of same without any signature, action, or assistance from Pledgor; and Pledgor agrees to deliver to Nx the Collateral (whether pledged at inception by substitution or by addition) endorsed in blank and with executed stock powers or bond powers, as appropriate.

      (h) SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of Pledgor and his assigns, heirs and representatives and Nx and its successors and assigns.

      (i) COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which when taken together shall be deemed to constitute one and the same agreement.

      (j) SECTION HEADINGS. The headings set forth in this Agreement are for convenience of reference only and shall not be deemed to define or limit the provisions hereof or to affect in any way their construction and application.

      (k) PREVIOUS AGREEMENT. This Agreement supercedes and replaces the Stock Pledge Agreement dated April 7, 2000, between Pledgor and Nx and, that Agreement is cancelled in all respects effective as of the date of this Agreement.

      IN WITNESS WHEREOF, Pledgor has executed and delivered this Agreement on the date first above written.


                                          _____________________________________
                                          Jonathan A. Sachs

Agreed to and accepted as
of the date first above written.

Nx NETWORKS, INC.


By:_____________________________

Title:__________________________